Exhibit 99.2

Community National Bank

NEWS RELEASE

For Immediate Release
July 11, 2019
For more information contact:
Tracy D. Roberts VP & Marketing Director
 802-487-3512
troberts@communitynationalbank.com

Bonvechio Promoted to Executive Vice President and Chief Financial Officer

Derby, VT⎯Community National Bank President and CEO Kathy Austin proudly announced the promotion of Louise Bonvechio to Executive Vice President, Chief Financial Officer, Cashier and Corporate Secretary of Community National Bank and Treasurer and Corporate Secretary of Community Bancorp. Bonvechio has worked for Community National Bank for over 25 years. This year she completed the Stonier Graduate School of Banking and earned a Leadership Certificate from the Wharton School at the University of Pennsylvania. Austin remarked, “Louise is very deserving of this promotion as she competently manages all aspects of the Bank’s fiscal functions while providing outstanding leadership for the organization”.

Louise is very involved in serving our communities. She is Board Chair of Rural Edge, a Director and Treasurer of the Emory Hebard State Office Building Condo Association and a member of the ReNewport Catamount Arts Creative Hub committee. She recently served as a Trustee and Treasurer of the Goodrich Memorial Library and chaired the ReNewport Community Visit, a Vermont Council on Rural Development program. Other recently held positions include a member of the Regional Advisory Board for the North Country Career Center and a member of the Federal Home Loan Bank of Boston’s Member Advisory Panel. Bonvechio was presented with the Vermont Bankers Association’s Outstanding Community Service Banker Award in 2017. She and her husband Brian make their home in Newport.

Community National Bank (CNB) is an independent bank that has been serving its communities since 1851. CNB has offices located in Derby, Barre, Barton, Derby Line, Enosburg Falls, Island Pond, Lyndonville, Montpelier, Morrisville, Newport, St. Johnsbury and Troy. For more information about CNB please visit communitynationalbank.com.